EXHIBIT 10.35(h)

EIGHTH AMENDMENT TO CREDIT AGREEMENT

        EIGHTH AMENDMENT, dated as of November 10, 2004, to the Credit Agreement referred to below (this "Amendment") among BUTLER SERVICE GROUP, INC., a New Jersey corporation, as Borrower (the "Borrower"); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, "GE Capital"), for itself, as Lender, and as Agent for Lenders ("Agent"); and the other Lenders signatory hereto from time to time.

W I T N E S S E T H:

        WHEREAS, Borrower, the other Credit Parties signatory thereto, Agent, and Lenders signatory thereto are parties to that certain Second Amended and Restated Credit Agreement, dated as of September 28, 2001 (including all annexes, exhibits and schedules thereto, and as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"); and

        WHEREAS, Agent and Lenders have agreed to amend the Credit Agreement and to waive certain violations of the Credit Agreement in the manner, and on the terms and conditions, provided for herein.

        NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.                  Definitions.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement or Annex A thereto.

        2.                  Amendment to Section 5 of the Credit Agreement.  Section 5 of the Credit Agreement is hereby amended as of the Amendment Effective Date (as hereinafter defined) by adding the following new Sections 5.11 and 5.12 thereto:

        "5.11.            Retention of Consultant.  On or prior to January 31, 2005, the Credit Parties shall have retained Atwell, Curtis & Brooks, Ltd., or another consultant acceptable to Agent, on terms and conditions reasonably satisfactory to Agent to, inter alia, review the credit, collection, accounts receivable, billing and cash application areas of such Credit Parties.

        5.12.            Valuation of Chief Executive Magazine.  On or prior to December 15, 2004, the Credit Parties shall have delivered to Agent a valuation of "Chief Executive" magazine in form and substance reasonably satisfactory to Agent."

        3.                  Amendment to Section 8.1 of the Credit Agreement.  Section 8.1(b) of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting such Section 8.1(b) in its entirety and substituting in lieu thereof the following new Section 8.1(b):

EXHIBIT 10.35(h) (continued)

                "(b)            Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4(a), 5.11, 5.12 or 6, or any of the provisions set forth in Annexes C or G, respectively."

        4.                  Amendment to Annex A of the Credit Agreement.  Annex A of the Credit Agreement is hereby amended as of the Amendment Effective Date by amending the definition of  "Commitment Termination Date" set forth in such Annex A by deleting the text "July 1, 2005" in clause (a) of such definition and substituting in lieu thereof the text "October 31, 2005".

        5.                  Representations and Warranties.  To induce Agent and Lenders to enter into this Amendment, each of the Credit Parties makes the following representations and warranties to Agent and Lenders:

                (a)                The execution, delivery and performance of this Amendment and the performance of the Credit Agreement, as amended by this Amendment (the "Amended Credit Agreement") by Borrower and the other Credit Parties: (a) is within such Person's organizational power; (b) has been duly authorized by all necessary or proper corporate and shareholder action; (c) does not contravene any provision of such Person's charter or bylaws or equivalent organizational documents; (d) does not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) does not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) does not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent pursuant to the Loan Documents; and (g) does not require the consent or approval of any Governmental Authority or any other Person.

                (b)               This Amendment has been duly executed and delivered by or on behalf of each of Borrower and the other Credit Parties.

                (c)                Each of this Amendment and the Amended Credit Agreement constitutes a legal, valid and binding obligation of Borrower and each of the other Credit Parties party thereto, enforceable against each in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                (d)               No Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

                (e)                No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any Governmental Authority, or before any arbitrator or panel of arbitrators, (i) which challenges Borrower's or, to the extent applicable, any other Credit Party's right, power, or competence to enter into this Amendment or perform any of their respective obligations under this Amendment, the Amended Credit Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Amended Credit Agreement or any other Loan Document or any action taken under this Amendment, the Amended Credit Agreement or any other Loan Document or (ii) which if determined adversely, is reasonably likely to have or result in a Material Adverse Effect.  To the knowledge of Borrower, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

EXHIBIT 10.35(h) (continued)

                (f)                 The representations and warranties of Borrower and the other Credit Parties contained in the Credit Agreement and each other Loan Document shall be true and correct on and as of the Amendment Effective Date and the date hereof with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

        6.                  No Other Amendments/Waivers.  Except as expressly amended herein, the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms.  In addition, this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Agent, for itself and Lenders, may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

        7.                  Outstanding Indebtedness; Waiver of Claims.  Each of Borrower and the other Credit Parties hereby acknowledges and agrees that, as of November 8,2004, the aggregate outstanding principal amount of (i) the Revolving Loan is $26,839,185.14, (ii) the Term Loan A is $14,000,000 and (iii) the Term Loan B is $18,000,000, and that such principal amounts are payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind.  Borrower and each other Credit Party hereby waives, releases, remises and forever discharges Agent, Lenders and each other Indemnified Person from any and all claims, suits, actions, investigations, proceedings or demands arising out of or in connection with the Credit Agreement (collectively, "Claims"), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which Borrower or any other Credit Party ever had, now has or might hereafter have against Agent or Lenders which relates, directly or indirectly, to any acts or omissions of Agent, Lenders or any other Indemnified Person on or prior to the date hereof, provided, that neither Borrower nor any other Credit Party waives any Claim solely to the extent such Claim relates to the Agent's or any Lender's gross negligence or willful misconduct.

        8.                  Expenses.  Borrower and the other Credit Parties hereby reconfirm their respective obligations pursuant to Sections 1.9 and 11.3 of the Credit Agreement to pay and reimburse Agent, for itself and Lenders, for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

EXHIBIT 10.35(h) (continued)

        9.                  Effectiveness.  This Amendment shall be deemed effective as of the date hereof (the "Amendment Effective Date") only upon satisfaction in full in the judgment of Agent of each of the following conditions:

                (a)                Amendment.  Agent shall have received five (5) original copies of this Amendment duly executed and delivered by Agent, each Lender, Borrower and the other Credit Parties.

                (b)               Payment of Expenses.  Borrower shall have paid to Agent all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Agent (including, without limitation, reasonable legal fees and expenses).

                (c)                Representations and Warranties.  The representations and warranties of or on behalf of the Credit Parties in this Amendment shall be shall be true and correct on and as of the Amendment Effective Date and the date hereof, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

        10.              GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        11.              Counterparts.  This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

EXHIBIT 10.35(h) (continued)

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BUTLER SERVICE GROUP, INC.

By:
    Name:
 Title:

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent and Lender

By:
            Duly Authorized Signatory

EXHIBIT 10.35(h) (continued)

        The following Persons are signatories to this Amendment in their capacity as Credit Parties and not as Borrowers.

BUTLER INTERNATIONAL, INC.

By:  __________________________
Name:  ________________________
Title:    ________________________

BUTLER SERVICES INTERNATIONAL, INC.

 By:  __________________________
 Name:  _______________________
Title:    ________________________

BUTLER TELECOM, INC.

By:  __________________________
 Name:  ________________________
Title:    ________________________

BUTLER SERVICES, INC.

By:  __________________________
 Name:  ________________________
Title:    ________________________

BUTLER UTILITY SERVICE, INC.

By:  __________________________
 Name:  ________________________
Title:    ________________________